WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED

MARCH 31, 2023 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, April 25, 2023: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2023. The Company reported net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2023, consistent with net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2022. On a linked quarter basis, net income was $5.3 million, or $0.24 per diluted share, as compared to net income of $9.0 million, or $0.42 per diluted share, for the three months ended December 31, 2022.

The Company also announced today that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about May 24, 2023 to shareholders of record on May 10, 2023.

James Hagan, President and Chief Executive Officer, commented, “We are very pleased with the relative stability of our core deposit relationships and the continued support of our long-term customer base despite recent national banking concerns. Our capital position now, as in the past, continues to be strong. We maintain solid relationships with the local community, our bank regulators and our depositors and borrowers. We will continue to strive to provide consistency for all customers and shareholders now and in the future.”

Hagan concluded, “The Company continues to focus on our loan and deposit growth initiatives and retention of our customer and borrower base which has been reflected in our record income and growth over the last few years. We are grateful for the positive response from our customers. Despite our atypical first quarter results, we saw growth in our loan portfolio and will strive to continue to grow. As a result of local market disruptions, we are working to onboard new talent and new depositor and borrowing relationships, both of which will assist us in our growth. We continue to remain positive about the future growth of the Company.”

Key Highlights:

Loans and Deposits

At March 31, 2023, total loans of $2.0 billion increased $15.1 million, or 0.8%, from December 31, 2022. During the same period, total deposits decreased $72.3 million, or 3.2%, to $2.2 billion at March 31, 2023. Core deposits, which are defined, by the Company, as all deposits except for time deposits, decreased $118.4 million, or 6.5%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.7 billion, or 78.8% of total deposits at March 31, 2023. Time deposits increased $46.0 million, or 11.2%, from $411.7 million at December 31, 2022 to $457.7 million at March 31, 2023. The loan-to-deposit ratio increased from 89.3% at December 31, 2022 to 93.0% at March 31, 2023.

Liquidity

The Company’s liquidity position is benefited from borrowing capacity from various funding sources. Specifically, the Company continues to have significant borrowing capacity with the Federal Home Loan Bank of Boston (the “FHLB”) and other wholesale sources. At March 31, 2023, the Company had $281.6 million in available borrowing capacity with the FHLB. Additionally, the Company can increase its borrowing capacity with the FHLB by pledging additional investment securities or additional loans. The Company also has a borrowing relationship with the Federal Reserve Bank of Boston (the “FRB”) through its primary credit program offered through its discount window with a borrowing capacity up to $53.4 million. In addition, the Company also has $71.5 million in available borrowing capacity with the FRB under the Bank Term Funding Program (the “BTFP”). At March 31, 2023, the Company did not have any outstanding balances under the FRB’s discount window credit program or the BTFP. In addition, the Company has borrowing capacity with two correspondent banks with unsecured lines of credit up to $65.0 million. At March 31, 2023, we did not have an outstanding balance under either of these two lines of credit. Lastly, the Company has agreements with approved broker-dealers to participate in the brokered deposit market to support liquidity. At March 31, 2023, the Company did not have any brokered deposits outstanding.

Allowance for Credit Losses and Credit Quality

At March 31, 2023, the allowance for credit losses was $19.0 million, or 0.95% of total loans and 328.5% of nonperforming loans, compared to $19.9 million, or 1.00% of total loans and 350.0% of nonperforming loans at December 31, 2022. At March 31, 2023, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. Total delinquent loans decreased $1.4 million, or 31.8%, from $4.5 million, or 0.22% of total loans, at December 31, 2022 to $3.1 million, or 0.15% of total loans, at March 31, 2023.

Current Expected Credit Loss

On January 1, 2023, the Company implemented the accounting rules for the measurement of Credit Losses on Financial Instruments (“CECL”). The January 1, 2023, or “Day 1” tax-effected transitional impact to retained earnings was $9,000 due to the following: a decrease in the pooled credit reserve of $931,000 and the establishment of a reserve liability for unfunded commitments of $918,000. Additionally, the allowance for credit losses includes $2.1 million in reserves related to purchase credit deteriorated (“PCD”) loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity.

Net Interest Margin

The net interest margin was 3.14% for the three months ended March 31, 2023 compared to 3.44% for the three months ended December 31, 2022. The net interest margin, on a tax-equivalent basis, was 3.16% for the three months ended March 31, 2023, compared to 3.47% for the three months ended December 31, 2022.

Stock Repurchase Program

On July 26, 2022, the Board of Directors authorized a new stock repurchase plan (the “2022 Plan”), pursuant to which the Company is authorized to repurchase up to 1.1 million shares, representing approximately 5.0% of the Company’s outstanding common stock as of the time the 2022 Plan was announced. During the three months ended March 31, 2023, the Company repurchased 125,000 shares of common stock under the 2022 Plan, with an average price per share of $9.31. As of March 31, 2023, there were 931,344 shares of common stock available for repurchase under the 2022 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2022 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $10.50 at March 31, 2023 compared to $10.27 at December 31, 2022, while tangible book value per share, a non-GAAP financial measure, increased $0.23, or 2.4%, from $9.61 at December 31, 2022 to $9.84 at March 31, 2023. Tangible book value is a non-GAAP measure. See pages 16-18 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Westfield Bank Defined Benefit Pension Plan

The Board of Directors previously announced the termination of the Westfield Bank Defined Benefit Pension Plan (the “DB Plan”) on October 31, 2022, subject to required regulatory approval. At December 31, 2022, the Company reversed $7.3 million in net unrealized losses recorded in accumulated other comprehensive income attributed to both the DB plan curtailment resulting from the termination of the DB Plan as well as changes in discount rates. In addition, during the three months ended December 31, 2022, the Company recorded a gain on curtailment of $2.8 million through non-interest income. The Company expects to receive regulatory approval to terminate the DB Plan in the second quarter of 2023. On April 11, 2023, the Company made an additional cash contribution of $1.3 million in order to fully fund the DB Plan on a plan termination basis, and on April 14, 2023, the DB Plan funded a $6.3 million premium to purchase annuity contracts to transfer its remaining liabilities under the DB Plan, for those participants who do not opt for a one-time lump sum payment.

Net Income for the Three Months Ended March 31, 2023 Compared to the Three Months Ended December 31, 2022.

The Company reported net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2023, compared to net income of $9.0 million, or $0.42 per diluted share, for the three months ended December 31, 2022. Net interest income decreased $2.4 million, or 11.3%, non-interest income decreased $2.7 million, or 47.3%, and non-interest expense increased $893,000, or 6.4%. Partially offsetting these negative factors was a decrease in the provision for credit losses of $538,000, or 358.7%, during the same period. Return on average assets and return on average equity were 0.84% and 9.31%, respectively, for the three months ended March 31, 2023, compared to 1.40% and 16.67%, respectively, for the three months ended December 31, 2022.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, decreased $2.4 million, or 11.3%, to $18.5 million for the three months ended March 31, 2023, from $20.9 million for the three months ended December 31, 2022. The decrease in net interest income was primarily due to an increase in interest expense of $2.4 million, or 88.0%. During the three months ended March 31, 2023, interest income included $62,000 in negative purchase accounting adjustments. During the three months ended December 31, 2022, interest income included $87,000 in positive purchase accounting adjustments and prepayment penalties of $134,000. Excluding the adjustments above, net interest income decreased $2.0 million, or 10.0%, from $20.6 million during the three months ended December 31, 2022, to $18.6 million during the three months ended March 31, 2023.

The net interest margin was 3.14% for the three months ended March 31, 2023 compared to 3.44% for the three months ended December 31, 2022. The net interest margin, on a tax-equivalent basis, was 3.16% for the three months ended March 31, 2023, compared to 3.47% for the three months ended December 31, 2022. During the three months ended March 31, 2023, the Company’s net interest margin was negatively impacted by higher deposit costs as well as a shift in the deposit mix from low-cost deposits to high-cost time deposit accounts.

The average yield on interest-earning assets was 4.01% for the three months ended March 31, 2023, compared to 3.90% for the three months ended December 31, 2022. The average loan yield was 4.34% for the three months ended March 31, 2023, compared to 4.23% for the three months ended December 31, 2022. During the three months ended March 31, 2023, average interest-earning assets decreased $8.2 million, or 0.3% to $2.4 billion, primarily due to a decrease in average securities of $6.2 million, or 1.6%, a decrease in average loans of $1.8 million, or 0.1%, and a decrease in short-term investments, consisting of cash and cash equivalents, of $1.7 million, or 22.6%, partially offset by an increase of $1.5 million, or 13.7%, in average other investments.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 44 basis points from 0.47% for the three months ended December 31, 2022 to 0.91% for the three months ended March 31, 2023. The average cost of core deposits, including non-interest bearing demand deposits, increased 19 basis point to 0.53% for the three months ended March 31, 2023, from 0.34% for the three months ended December 31, 2022. The average cost of time deposits increased 106 basis points from 0.65% for the three months ended December 31, 2022 to 1.71% for the three months ended March 31, 2023. The average cost of borrowings, including subordinated debt, increased 55 basis points from 4.29% for the three months ended December 31, 2022 to 4.84% for the three months ended March 31, 2023. Average demand deposits, an interest-free source of funds, decreased $24.7 million, or 3.7%, from $663.8 million, or 29.4% of total average deposits, for the three months ended December 31, 2022, to $639.2 million, or 29.0% of total average deposits, for the three months ended March 31, 2023.

During the first quarter of 2023, the Company experienced intense competition for deposits due to the increase in the Federal Funds rate, which drove interest expense higher and pressured the net interest margin. In addition to the increase in interest rates paid on deposit accounts, the Company also experienced an unfavorable shift in deposit mix from low-cost core deposits to high-cost time deposits as customers migrated to higher yields. The Company not only experienced deposit competition from local competitors, but also from money market funds and Treasury notes that were offering higher returns.

Provision for (Reversal of) Credit Losses

During the three months ended March 31, 2023, the Company recorded a reversal of credit losses of $388,000, compared to a provision for credit losses of $150,000 during the three months ended December 31, 2022. The reversal was primarily due to lower loan growth and changes in the economic environment and related adjustments to the quantitative components of the CECL methodology and the continued stable asset quality.

During the three months ended March 31, 2023, the Company recorded net charge-offs of $1.9 million, compared to net charge-offs of $426,000 for the three months ended December 31, 2022. The charge-offs during the three months ended March 31, 2023 were related to one commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc., which was recently placed on nonaccrual status. At March 31, 2023, the Company recorded a $1.9 million charge-off on the relationship, which represented the non-accretable credit mark that was required to be grossed-up to the loan’s amortized cost basis with a corresponding increase to the allowance for credit losses under the CECL implementation. At March 31, 2023, the Company has charged-off 61% of the total relationship and the remaining exposure of $1.3 million is projected to be collateralized at this time.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $2.7 million, or 47.3%, to $3.0 million for the three months ended March 31, 2023, from $5.7 million for the three months ended December 31, 2022. During the three months ended December 31, 2022, the Company recorded a $2.8 million curtailment gain related to the DB Plan termination, which took effect on October 31, 2022. Excluding the curtailment gain, non-interest income increased $133,000, or 4.7%. Service charges and fees on deposits decreased $142,000, or 6.1%, from the three months ended December 31, 2022 to $2.2 million for the three months ended March 31, 2023 primarily due to changes in the Company’s overdraft program. Income from bank-owned life insurance (“BOLI”) increased $12,000, or 2.8%, from the three months ended December 31, 2022 to $440,000 for the three months ended March 31, 2023.

During the three months ended March 31, 2023, the Company reported a gain on non-marketable equity investments of $352,000, compared to a gain of $70,000 during the three months ended December 31, 2022. During the three months ended December 31, 2022, the Company reported unrealized gains on marketable equity securities of $19,000. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

Non-Interest Expense

For the three months ended March 31, 2023, non-interest expense increased $893,000, or 6.4%, to $14.9 million from the three months ended December 31, 2022. Salaries and employee benefits expense increased $234,000, or 2.9%, to $8.4 million, primarily due to annual merit increases and an increase in benefit costs. Advertising expense increased $239,000, or 134.3%, from $178,000 for the three months ended December 31, 2022 to $417,000 for the three months ended March 31, 2023. Professional fees increased $140,000, or 22.7%, occupancy expense increased $130,000, or 10.7%, due to an increase in snow removal costs of $115,000 during the three months ended March 31, 2023. FDIC insurance expense increased $97,000, or 38.0%, data processing expense increased $29,000, or 4.0%, other non-interest expense increased $17,000, or 0.7%, and furniture and equipment expense increased $7,000, or 1.5%.

For the three months ended March 31, 2023, the efficiency ratio was 69.3%, compared to 52.8% for December 31, 2022. For the three months ended March 31, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 70.5% compared to 59.3% for the three months ended December 31, 2022. The efficiency ratio increase was driven by lower net interest income and higher non-interest expenses during the three months ended March 31, 2023 compared to the three months ended December 31, 2022. See pages 16-18 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended March 31, 2023 was $1.7 million, or an effective tax rate of 24.0%, compared to $3.3 million, or an effective tax rate of 26.9%, for the three months ended December 31, 2022 due to lower projected pre-tax income for the twelve months ended December 31, 2023.

Net Income for the Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022.

The Company reported net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2023, consistent with net income of $5.3 million, or $0.24 per diluted share, for the three months ended March 31, 2022. Net interest income decreased $194,000, or 1.0%, non-interest income increased $631,000, or 26.9%, and non-interest expense increased $440,000, or 3.0%. For the three months ended March 31, 2023, return on average assets and return on average equity were 0.84% and 9.31%, respectively, compared to 0.85% and 9.65%, respectively, for the three months ended March 31, 2022.

Net Interest Income and Net Interest Margin

Net interest income, our primary driver of revenues, decreased $194,000, or 1.0%, to $18.5 million for the three months ended March 31, 2023, from $18.7 million for the three months ended March 31, 2022. The decrease in net interest income was due to an increase in total interest expense of $3.9 million, or 312.4%, primary due to an increase in interest expense on deposits of $3.1 million, or 313.6%, and an increase in interest expense on borrowings of $778,000, or 307.5%. During the same period, interest and dividend income increased $3.7 million, or 18.5%. Excluding Paycheck Protection Program (“PPP income”) of $15,000 and $562,000 during the three months ended March 31, 2023 and March 31, 2022, respectively, net interest income increased $353,000, or 1.9%. During the three months ended March 31, 2023, interest income included $62,000 in negative purchase accounting adjustments, compared to $39,000 in positive purchase accounting adjustments during the three months ended March 31, 2022. Excluding the adjustments above, net interest income increased $454,000, or 2.5%, from $18.1 million during the three months ended March 31, 2022, to $18.6 million during the three months ended March 31, 2023.

The net interest margin was 3.14% for the three months ended March 31, 2023, compared to 3.18%, for the three months ended March 31, 2022. The net interest margin, on a tax-equivalent basis, was 3.16% for the three months ended March 31, 2023, compared to 3.20% for the three months ended March 31, 2022. Excluding the adjustments discussed above, the net interest margin increased five basis points from 3.10% for the three months ended March 31, 2022 to 3.15% for the three months ended March 31, 2023. The Company’s net interest margin, during the three months ended March 31, 2023, was negatively impacted by higher deposit costs as well as a shift in the deposit mix from low-cost deposits to high-cost deposits.

The average yield on interest-earning assets increased 62 basis points from 3.39% for the three months ended March 31, 2022 to 4.01% for the three months ended March 31, 2023. During the three months ended March 31, 2023, the average cost of funds, including non-interest-bearing demand accounts and borrowings, increased 69 basis points, from 0.22% for the three months ended March 31, 2022 to 0.91% for the three months ended March 31, 2023. The average cost of core deposits, which include non-interest-bearing demand accounts, increased 37 basis points, from 0.16% for the three months ended March 31, 2022 to 0.53% for the three months ended March 31, 2023. The average cost of time deposits increased 136 basis points from 0.35% for the three months ended March 31, 2022 to 1.71% for the three months ended March 31, 2023. The average cost of borrowings, including subordinated debt, increased 17 basis points from 4.67% for the three months ended March 31, 2022 to 4.84% for the three months ended March 31, 2023. For the three months ended March 31, 2023, average demand deposits, an interest-free source of funds, increased $6.1 million, or 1.0%, to $639.2 million, or 29.0% of total average deposits, from $633.1 million, or 28.1% of total average deposits for the three months ended March 31, 2022.

During the three months ended March 31, 2023, average interest-earning assets increased $7.6 million, or 0.3%, to $2.4 billion compared to the three months ended March 31, 2022, primarily due to an increase in average loans of $98.3 million, or 5.2%, and an increase in average other investments of $1.5 million, or 14.2%, offset by a decrease in average short-term investments, consisting of cash and cash equivalents, of $51.1 million, or 89.6%, and a decrease in average securities of $41.1 million, or 9.7%.

Provision for (Reversal of) Credit Losses

During the three months ended March 31, 2023, the Company recorded a reversal of credit losses of $388,000, compared to a reversal of credit losses of $425,000 during the three months ended March 31, 2022. The Company recorded net charge-offs of $1.9 million for the three months ended March 31, 2023, as compared to net charge-offs of $54,000 for the three months ended March 31, 2022.

Non-Interest Income

Non-interest income increased $631,000, or 26.9%, to $3.0 million for the three months ended March 31, 2023, from $2.3 million for the three months ended March 31, 2022. During the three months ended March 31, 2023, service charges and fees on deposits increased $13,000, or 0.6%, and income from BOLI decreased $8,000, or 1.8%, from $448,000 for the three months ended March 31, 2022 to $440,000 for the three months ended March 31, 2023. During the three months ended March 31, 2023, the Company reported a gain on non-marketable equity investments of $352,000 and during the three months ended March 31, 2022, the Company reported an unrealized loss on marketable equity securities of $276,000. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

Non-Interest Expense

For the three months ended March 31, 2023, non-interest expense increased $440,000, or 3.0%, to $14.9 million, from $14.5 million for the three months ended March 31, 2022. Salaries and employee benefits expense increased $192,000, or 2.3%, professional fees increased $180,000, or 31.2%, FDIC insurance expense increased $66,000, or 23.1%, data processing expense increased $30,000, or 4.1%, advertising expense increased $18,000, or 4.5%, and other non-interest expense increased $26,000, or 1.1%. These increases were partially offset by a decrease in furniture and equipment expense of $57,000, or 10.5%, and a decrease in occupancy expense of $15,000, or 1.1%.

For the three months ended March 31, 2023, the efficiency ratio was 69.3%, compared to 68.7% for March 31, 2022. For the three months ended March 31, 2023, the adjusted efficiency ratio, a non-GAAP financial measure, was 70.5% compared to 67.8% for the three months ended March 31, 2022. See pages 16-18 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended March 31, 2023 was $1.7 million, or an effective tax rate of 24.0%, compared to $1.7 million, or an effective tax rate of 24.2%, for three months ended March 31, 2022.

Balance Sheet

At March 31, 2023, total assets were $2.6 billion, an increase of $8.9 million, or 0.4%, from December 31, 2022. During the three months ended March 31, 2023, cash and cash equivalents decreased $7.1 million, or 23.4%, to $23.2 million, investment securities decreased $3.7 million, or 1.0%, to $379.7 million and total loans increased $15.1 million, or 0.8%, to $2.0 billion.

Investments

At March 31, 2023, the available-for-sale and held-to-maturity securities portfolio represented 14.6% of total assets, compared to 14.8% at December 31, 2022. At March 31, 2023, the Company’s available-for-sale securities portfolio, recorded at fair market value, decreased $624,000, or 0.4%, from $147.0 million at December 31, 2022 to $146.4 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $3.2 million, or 1.4%, from $230.2 million at December 31, 2022 to $227.0 million at March 31, 2023. The marketable equity securities portfolio increased $72,000, or 1.2%, from $6.2 million at December 31, 2022 to $6.3 million at March 31, 2023.

At March 31, 2023, the Company reported unrealized losses on the available-for-sale securities portfolio of $29.5 million, or 16.8% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $32.2 million, or 18.0% of the amortized cost basis of the available-for-sale securities at December 31, 2022. At March 31, 2023, the Company reported unrealized losses on the held-to-maturity securities portfolio of $35.9 million, or 15.8%, of the amortized cost basis of all held-to-maturity securities, compared to $39.2 million, or 17.0% of the amortized cost basis of all held-to-maturity securities at December 31, 2022.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $7.5 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At March 31, 2023 and December 31, 2022, the Company did not record any impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality.

The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The Company expects to strategically redeploy available cash flows from the securities portfolio to fund loan growth and deposit outflows.

Total Loans

Total gross loans increased $15.1 million, or 0.8%, to $2.0 billion from December 31, 2022 to March 31, 2023. Commercial real estate loans increased $10.3 million, or 1.0%, residential real estate loans, including home equity loans, increased $5.8 million, or 0.8%, while commercial and industrial loans, including PPP loans, decreased $1.7 million, or 0.8%.

The following table is a summary of our outstanding loan balances for the periods indicated:

	March 31, 2023	December 31, 2022
	(Dollars in thousands)

Commercial real estate loans	$1,079,664	$1,069,323

Residential real estate loans:
Residential	595,097	589,503
Home equity	105,801	105,557
Total residential real estate loans	700,898	695,060

Commercial and industrial loans:
PPP loans	2,129	2,274
Commercial and industrial loans	215,971	217,574
Total commercial and industrial loans	218,100	219,848
Consumer loans	5,667	5,045
Total gross loans	2,004,329	1,989,276
Unamortized PPP loan fees	(99)	(109)
Unamortized premiums and net deferred loans fees and costs	2,269	2,233
Total loans	$2,006,499	$1,991,400

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At March 31, 2023, nonperforming loans totaled $5.8 million, or 0.29% of total loans, compared to $5.7 million, or 0.29% of total loans, at December 31, 2022. At March 31, 2023, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, was 0.23% at March 31, 2023, compared to 0.22% at December 31, 2022. The allowance for credit losses as a percentage of total loans was 0.95% at March 31, 2023, compared to 1.00% at December 31, 2022. At March 31, 2023, the allowance for credit losses as a percentage of nonperforming loans was 328.5%, compared to 350.0% at December 31, 2022.

Deposits

Total deposits decreased $72.3 million, or 3.2%, from December 31, 2022 to $2.2 billion at March 31, 2023. Core deposits, which the Company defines as all deposits except time deposits, decreased $118.4 million, or 6.5%, from $1.8 billion, or 81.5% of total deposits, at December 31, 2022, to $1.7 billion, or 78.8% of total deposits, at March 31, 2023. Non-interest-bearing deposits decreased $19.9 million, or 3.1%, to $625.7 million, interest-bearing checking accounts decreased $15.0 million, or 10.1%, to $133.7 million, savings accounts decreased $3.6 million, or 1.6%, to $218.8 million, and money market accounts decreased $79.9 million, or 10.0%, to $721.2 million. Time deposits increased $46.0 million, or 11.2%, from $411.7 million at December 31, 2022 to $457.7 million at March 31, 2023.

The table below is a summary of our deposit balances for the periods noted:

	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	January 31, 2023	February 28, 2023	March 31, 2023
	(Dollars in thousands)

Core deposits	$1,899,141	$1,951,564	$1,944,476	$1,817,753	$1,784,606	$1,786,179	$1,699,402
Time deposits	379,023	350,408	343,278	411,690	421,246	427,922	457,726
Total Deposits	$2,278,164	$2,301,972	$2,287,754	$2,229,443	$2,205,852	$2,214,101	$2,157,128
Change from prior period:
Dollars ($)		$23,808	$(14,218)	$(58,311)	$(23,591)	$8,249	$(56,973)
Percent (%)		1.0%	(0.6)%	(2.5)%	(1.1)%	0.4%	(2.6)%

Total deposits decreased $15.3 million, or 0.7%, from December 31, 2022 to $2.2 billion at February 28, 2023. Total deposits decreased $57.0 million, or 2.6%, from February 28, 2023 to $2.2 billion at March 31, 2023. Of the $57.0 million, 58% of the deposit decrease was due to the reduction of a single deposit relationship that was seeking a higher rate and moved the funds to a treasury investment outside the bank. During the first quarter of 2023, the Company experienced a higher level of competition not only from local competitors but also from money market funds and Treasury notes that were offering higher returns. In addition, the Company also saw an unfavorable shift in deposit mix from low-cost core deposits to high-cost time deposits as customers migrated to higher yields.

The Company continues to focus on the maintenance, development, and expansion of its core deposit base to meet funding requirements and liquidity needs, with an emphasis to retain a long-term customer relationship base and to efficiently compete for and retain deposits in our local market. At March 31, 2023, the banks uninsured deposits represented 28.6% of total deposits, compared to 30.8% at December 31, 2022 and the average account size was approximately $22,000. The Company’s deposit based was 65% retail, 25% business, 5% municipal and 4% non-profit.

FHLB and Subordinated Debt

At March 31, 2023, short-term borrowings increased $57.6 million, or 139.4%, to $99.0 million, compared to $41.4 million at December 31, 2022. Long-term borrowings with the FHLB increased $30.0 million from $1.2 million at December 31, 2022, to $31.2 million at March 31, 2023. Subordinated debt of $19.7 million remained unchanged at March 31, 2023 and December 31, 2022.

Capital

At March 31, 2023, shareholders’ equity was $233.2 million, or 9.1% of total assets, compared to $228.1 million, or 8.9% of total assets, at December 31, 2022. The increase was primarily attributable to net income of $5.3 million and a decrease in accumulated other comprehensive loss of $1.9 million reflecting the after-tax increase in the fair value of the available-for-sale securities portfolio primarily due to changes in market interest rates. These increases were partially offset by cash dividends paid of $1.5 million. At March 31, 2023, the unrealized losses are not realized in our consolidated statements of net income since the Company has both the intent and ability to hold these available-for-sale securities until maturity or the price recovers. At March 31, 2023, total shares outstanding were 22,209,347.

The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by the regulators as well as internal targets. Total Risk-Based Capital Ratio at March 31, 2023 and December 31, 2022 was 14.2%.  The Bank’s Tier 1 Leverage Ratio to adjusted average assets was 9.68% at March 31, 2023 and 9.49% at December 31, 2022. The Bank’s tangible common equity ("TCE") to tangible assets ratio, a non-GAAP financial measure, was 8.78% at March 31, 2023, compared to 8.52% at December 31, 2022.  Fluctuations in the TCE ratio were driven by the changes in the unrealized loss on available-for-sale securities. TCE is a non-GAAP measure. See pages 16-18 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the coronavirus disease 2019 (“COVID-19”) pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;

●	the duration and scope of the continuing COVID-19 pandemic , including the emergence of new COVID-19 variants and the response thereto;

●	changes in economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;

●	inflation and governmental responses to inflation, including increasing interest rates that reduce margins;

●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;

●	significant changes in accounting, tax or regulatory practices or requirements;

●	new legal obligations or liabilities or unfavorable resolutions of litigation;

●	disruptive technologies in payment systems and other services traditionally provided by banks;

●	the highly competitive industry and market area in which we operate;

●	uncertainty about the discontinued use of LIBOR and the transition to an alternative rate;

●	changes in business conditions and inflation;

●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;

●	failure or circumvention of our internal controls or procedures;

●	changes in the securities markets which affect investment management revenues;

●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;

●	the soundness of other financial services institutions which may adversely affect our credit risk;

●	certain of our intangible assets may become impaired in the future;

●	new lines of business or new products and services, which may subject us to additional risks;

●	changes in key management personnel which may adversely impact our operations;

●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and

●	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
INTEREST AND DIVIDEND INCOME:
Loans	$21,329	$21,274	$19,543	$18,500	$17,947
Securities	2,149	2,174	2,104	2,068	1,950
Other investments	106	75	47	30	25
Short-term investments	54	62	60	48	21
Total interest and dividend income	23,638	23,585	21,754	20,646	19,943

INTEREST EXPENSE:
Deposits	4,103	2,206	1,164	990	992
Short-term borrowings	703	272	48	10	—
Long-term debt	74	—	—	—	—
Subordinated debt	254	253	254	254	253
Total interest expense	5,134	2,731	1,466	1,254	1,245

Net interest and dividend income	18,504	20,854	20,288	19,392	18,698

(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(388)	150	675	300	(425)

Net interest and dividend income after (reversal of) provision for credit losses	18,892	20,704	19,613	19,092	19,123

NON-INTEREST INCOME:
Service charges and fees	2,187	2,329	2,223	2,346	2,174
Income from bank-owned life insurance	440	428	391	458	448
Loss gain on sales of securities, net	—	—	—	—	(4)
Unrealized gains (losses) on marketable equity securities	—	19	(235)	(225)	(276)
Gain on sale of mortgages	—	—	—	—	2
Gain on non-marketable equity investments	352	70	211	141	—
Gain on defined benefit plan curtailment	—	2,807	—	—	—
Other income	—	—	—	21	4
Total non-interest income	2,979	5,653	2,590	2,741	2,348

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,431	8,197	8,025	8,236	8,239
Occupancy	1,348	1,218	1,226	1,177	1,363
Furniture and equipment	486	479	465	539	543
Data processing	753	724	707	731	723
Professional fees	757	617	803	719	577
FDIC insurance	352	255	273	234	286
Advertising	417	178	419	412	399
Other	2,352	2,335	2,425	2,385	2,326
Total non-interest expense	14,896	14,003	14,343	14,433	14,456

INCOME BEFORE INCOME TAXES	6,975	12,354	7,860	7,400	7,015

INCOME TAX PROVISION	1,671	3,320	1,861	1,865	1,696
NET INCOME	$5,304	$9,034	$5,999	$5,535	$5,319

Basic earnings per share	$0.24	$0.42	$0.28	$0.25	$0.24
Weighted average shares outstanding	21,699,042	21,676,892	21,757,027	21,991,383	22,100,076
Diluted earnings per share	$0.24	$0.42	$0.28	$0.25	$0.24
Weighted average diluted shares outstanding	21,716,869	21,751,409	21,810,036	22,025,687	22,172,909

Other Data:
Return on average assets (1)	0.84%	1.40%	0.93%	0.87%	0.85%
Return on average equity (1)	9.31%	16.67%	10.90%	10.22%	9.65%
Efficiency ratio	69.34%	52.83%	62.69%	65.21%	68.69%
Adjusted efficiency ratio (2)	70.49%	59.31%	62.63%	64.96%	67.79%
Net interest margin	3.14%	3.44%	3.35%	3.24%	3.18%
Net interest margin, on a fully tax-equivalent basis	3.16%	3.47%	3.37%	3.26%	3.20%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses, excluding loss on prepayment of borrowings, divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments and gain on defined benefit plan curtailment.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Cash and cash equivalents	$23,230	$30,342	$27,113	$47,513	$62,898
Available-for-sale securities, at fair value	146,373	146,997	148,716	160,925	173,910
Held to maturity securities, at amortized cost	226,996	230,168	234,387	233,803	237,575
Marketable equity securities, at fair value	6,309	6,237	11,280	11,453	11,643
Federal Home Loan Bank of Boston and other restricted stock - at cost	7,173	3,352	2,234	1,882	2,594

Loans	2,006,499	1,991,400	2,007,672	1,975,700	1,926,285
Allowance for credit losses (1)	(19,031)	(19,931)	(20,208)	(19,560)	(19,308)
Net loans	1,987,468	1,971,469	1,987,464	1,956,140	1,906,977

Bank-owned life insurance	75,060	74,620	74,192	73,801	73,343
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,094	2,188	2,281	2,375	2,469
Other assets	74,825	75,290	78,671	76,978	71,542
TOTAL ASSETS	$2,562,015	$2,553,150	$2,578,825	$2,577,357	$2,555,438

Total deposits	$2,157,128	$2,229,443	$2,287,754	$2,301,972	$2,278,164
Short-term borrowings	98,990	41,350	21,500	4,790	—
Long-term debt	31,178	1,178	1,178	1,360	1,686
Subordinated debt	19,682	19,673	19,663	19,653	19,643
Securities pending settlement	—	133	9	—	146
Other liabilities	21,815	33,230	37,021	34,252	36,736
TOTAL LIABILITIES	2,328,793	2,325,007	2,367,125	2,362,027	2,336,375

TOTAL SHAREHOLDERS' EQUITY	233,222	228,143	211,700	215,330	219,063
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,562,015	$2,553,150	$2,578,825	$2,577,357	$2,555,438

(1)	The Company adopted ASU 2016-13 on January 1, 2023 with a modified retrospective approach. Accordingly, at March 31, 2023, the allowance for credit losses was determined in accordance with ASC 326, “Financial Instruments-Credit Losses.”

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Shares outstanding at end of period	22,209,347	22,216,789	22,246,545	22,465,991	22,742,189

Operating results:
Net interest income	$18,504	$20,854	$20,288	$19,392	$18,698
(Reversal of) provision for credit losses	(388)	150	675	300	(425)
Non-interest income	2,979	5,653	2,590	2,741	2,348
Non-interest expense	14,896	14,003	14,343	14,433	14,456
Income before income provision for income taxes	6,975	12,354	7,860	7,400	7,015
Income tax provision	1,671	3,320	1,861	1,865	1,696
Net income	5,304	9,034	5,999	5,535	5,319

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.16%	3.47%	3.37%	3.26%	3.20%
Interest rate spread, on a fully tax-equivalent basis	2.76%	3.26%	3.26%	3.17%	3.10%
Return on average assets	0.84%	1.40%	0.93%	0.87%	0.85%
Return on average equity	9.31%	16.67%	10.90%	10.22%	9.65%
Adjusted efficiency ratio (non-GAAP) (1)	70.49%	59.31%	62.63%	64.96%	67.79%

Per Common Share Data:
Basic earnings per share	$0.24	$0.42	$0.28	$0.25	$0.24
Per diluted share	0.24	0.42	0.28	0.25	0.24
Cash dividend declared	0.07	0.06	0.06	0.06	0.06
Book value per share	10.50	10.27	9.52	9.58	9.63
Tangible book value per share (non-GAAP)	9.84	9.61	8.85	8.92	8.97

Asset Quality:
30-89 day delinquent loans	$1,669	$2,578	$2,630	$1,063	$1,407
90 days or more delinquent loans	1,377	1,891	669	1,149	1,401
Total delinquent loans	3,046	4,469	3,299	2,212	2,808
Total delinquent loans as a percentage of total loans	0.15%	0.22%	0.16%	0.11%	0.15%
Total delinquent loans as a percentage of total loans, excluding PPP	0.15%	0.22%	0.16%	0.11%	0.15%
Nonperforming loans	$5,794	$5,694	$4,432	$4,105	$3,988
Nonperforming loans as a percentage of total loans	0.29%	0.29%	0.22%	0.21%	0.21%
Nonperforming loans as a percentage of total loans, excluding PPP	0.29%	0.29%	0.22%	0.21%	0.21%
Nonperforming assets as a percentage of total assets	0.23%	0.22%	0.17%	0.16%	0.16%
Nonperforming assets as a percentage of total assets, excluding PPP	0.23%	0.22%	0.17%	0.16%	0.16%
Allowance for credit losses as a percentage of nonperforming loans	328.46%	350.04%	455.96%	476.49%	484.15%
Allowance for credit losses as a percentage of total loans	0.95%	1.00%	1.01%	0.99%	1.00%
Allowance for credit losses as a percentage of total loans, excluding PPP	0.95%	1.00%	1.01%	0.99%	1.01%
Net loan charge-offs	$1,850	$426	$27	$48	$54
Net loan charge-offs as a percentage of average loans	0.09%	0.02%	0.00%	0.00%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments and gain on defined benefit plan curtailment.

The following table sets forth the information relating to our average balances and net interest income for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,993,124	$21,449	4.36%	$1,994,874	$21,403	4.26%	$1,894,870	$18,067	3.87%
Securities(2)	382,373	2,149	2.28	388,529	2,175	2.22	423,437	1,950	1.87
Other investments	12,098	106	3.55	10,638	75	2.80	10,595	25	0.96
Short-term investments(3)	5,909	54	3.71	7,635	62	3.22	57,030	21	0.15
Total interest-earning assets	2,393,504	23,758	4.03	2,401,676	23,715	3.92	2,385,932	20,063	3.41
Total non-interest-earning assets	152,539			159,042			143,635
Total assets	$2,546,043			$2,560,718			$2,529,567

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$139,755	263	0.76	$149,928	206	0.55	$132,192	95	0.29
Savings accounts	218,797	45	0.08	221,964	39	0.07	218,448	36	0.07
Money market accounts	777,673	1,995	1.04	862,523	1,375	0.63	878,393	521	0.24
Time deposit accounts	427,895	1,800	1.71	359,555	586	0.65	389,063	340	0.35
Total interest-bearing deposits	1,564,120	4,103	1.06	1,593,970	2,206	0.55	1,618,096	992	0.25
Short-term borrowings and long-term debt	86,360	1,031	4.84	48,579	525	4.29	21,975	253	4.67
Interest-bearing liabilities	1,650,480	5,134	1.26	1,642,549	2,731	0.66	1,640,071	1,245	0.31
Non-interest-bearing deposits	639,162			663,814			633,082
Other non-interest-bearing liabilities	25,331			39,399			32,857
Total non-interest-bearing liabilities	664,493			703,213			665,939
Total liabilities	2,314,973			2,345,762			2,306,010
Total equity	231,070			214,956			223,557
Total liabilities and equity	$2,546,043			$2,560,718			$2,529,567
Less: Tax-equivalent adjustment(2)		(120)			(130)			(120)
Net interest and dividend income		$18,504			$20,854			$18,698
Net interest rate spread(4)			2.74%			3.24%			3.08%
Net interest rate spread, on a tax-equivalent basis(5)			2.76%			3.26%			3.10%
Net interest margin(6)			3.14%			3.44%			3.18%
Net interest margin, on a tax-equivalent basis(7)			3.16%			3.47%			3.20%
Ratio of average interest-earning assets to average interest-bearing liabilities			145.02%			146.22%			145.48%

__________________________________________________

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
	(In thousands)

Loans (no tax adjustment)	$21,329	$21,274	$19,543	$18,500	$17,947
Tax-equivalent adjustment	120	129	122	124	120
Loans (tax-equivalent basis)	$21,449	$21,403	$19,665	$18,624	$18,067

Securities (no tax adjustment)	$2,149	$2,174	$2,104	$2,068	$1,950
Tax-equivalent adjustment	—	1	1	—	—
Securities (tax-equivalent basis)	$2,149	$2,175	$2,105	$2,068	$1,950

Net interest income (no tax adjustment)	$18,504	$20,854	$20,288	$19,392	$18,698
Tax equivalent adjustment	120	130	123	124	120
Net interest income (tax-equivalent basis)	$18,624	$20,984	$20,411	$19,516	$18,818

Net interest income (no tax adjustment)	$18,504	$20,854	$20,288	$19,392	$18,698
Less:
Purchase accounting adjustments	(62)	87	(16)	64	39
Prepayment penalties and fees	—	134	99	26	21
PPP income	15	18	19	129	562
Adjusted net interest income (non-GAAP)	$18,551	$20,615	$20,186	$19,173	$18,076

Average interest-earning assets	$2,393,504	$2,401,676	$2,401,533	$2,398,526	$2,385,932

Average interest-earning assets, excluding average PPP loans	$2,391,305	$2,399,297	$2,398,998	$2,395,463	$2,370,852
Net interest margin (no tax adjustment)	3.14%	3.44%	3.35%	3.24%	3.18%
Net interest margin, tax-equivalent	3.16%	3.47%	3.37%	3.26%	3.20%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.15%	3.41%	3.34%	3.21%	3.10%

	For the quarter ended
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
	(In thousands)

Book Value per Share (GAAP)	$10.50	$10.27	$9.52	$9.58	$9.63
Non-GAAP adjustments:
Goodwill	(0.56)	(0.56)	(0.56)	(0.55)	(0.55)
Core deposit intangible	(0.10)	(0.10)	(0.11)	(0.11)	(0.11)
Tangible Book Value per Share (non-GAAP)	$9.84	$9.61	$8.85	$8.92	$8.97

Total Bank Equity (GAAP)	$238,887	$233,882	$217,787	$220,605	$221,866
Non-GAAP adjustments:
Goodwill	(12,487)	(12,487)	(12,487)	(12,487)	(12,487)
Core deposit intangible net of associated deferred tax liabilities	(1,505)	(1,573)	(1,640)	(1,707)	(1,775)
Tangible Capital (non-GAAP)	$224,895	$219,822	$203,660	$206,411	$207,604

Tangible Capital (non-GAAP)	$224,895	$219,822	$203,660	$206,411	$207,604
Unrealized losses on HTM securities net of tax	(25,825)	(28,194)	(29,670)	(20,857)	(12,434)
Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)	$199,070	$191,628	$173,990	$185,554	$195,170

Common Equity Tier (CET) 1 Capital	$247,996	$244,864	$237,345	$233,147	$228,335
Unrealized losses on HTM securities net of tax	(25,825)	(28,194)	(29,670)	(20,857)	(12,434)
Unrealized losses on defined benefit plan net of tax	(1,079)	(1,079)	(8,447)	(8,561)	(8,675)
Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)	$221,092	$215,591	$199,228	$203,729	$207,226

Total Assets for Leverage Ratio (non-GAAP)	$2,560,973	$2,579,141	$2,562,808	$2,554,552	$2,518,001

Tier 1 Leverage Ratio	9.68%	9.49%	9.26%	9.13%	9.07%

Tangible Common Equity (non-GAAP) = Tangible Capital (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.78%	8.52%	7.95%	8.08%	8.24%

Adjusted Tangible Common Equity for AFS Impact (non-GAAP) = Adjusted CET 1 Capital for Impact of Net AFS Securities Losses (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	8.63%	8.36%	7.77%	7.98%	8.23%

Adjusted Tangible Common Equity for HTM Impact (non-GAAP) = Adjusted Tangible Capital for Impact of Unrealized Losses on HTM Securities Net of Tax (non-GAAP)/Total Assets for Leverage Ratio (non-GAAP)	7.77%	7.43%	6.79%	7.26%	7.75%

	For the quarter ended
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
	(In thousands)

Income Before Income Taxes (GAAP)	$6,975	$12,354	$7,860	$7,400	$7,015
(Reversal of) provision for credit losses	(388)	150	675	300	(425)
PPP income	(15)	(18)	(19)	(129)	(562)
Gain on defined benefit plan curtailment	—	(2,807)	—	—	—
Income Before Taxes, Provision, PPP Income and Defined Benefit Curtailment (non-GAAP)	$6,572	$9,679	$8,516	$7,571	$6,028

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,896	$14,003	$14,343	$14,433	$14,456
Non-interest Expense for Adjusted Efficiency Ratio	$14,896	$14,003	$14,343	$14,433	$14,456

Net Interest Income (GAAP)	$18,504	$20,854	$20,288	$19,392	$18,698

Non-interest Income (GAAP)	$2,979	$5,653	$2,590	$2,741	$2,348
Non-GAAP adjustments:
Loss (gain) on securities, net	—	—	—	—	4
Unrealized (gains) losses on marketable equity securities	—	(19)	235	225	276
Gain on non-marketable equity investments	(352)	(70)	(211)	(141)	—
Gain on defined benefit plan curtailment	—	(2,807)	—	—	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,627	$2,757	$2,614	$2,825	$2,628
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$21,131	$23,611	$22,902	$22,217	$21,326

Efficiency Ratio (GAAP)	69.34%	52.83%	62.69%	65.21%	68.69%

Adjusted Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	70.49%	59.31%	62.63%	64.96%	67.79%